Exhibit 99.1

1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Monique N. Dolecki, Investor Relations – 201-847-5453

Colleen T. White, Corporate Communications – 201-847-5369

BD Appoints Christopher Reidy as Chief Financial Officer

Franklin Lakes, NJ (July 8, 2013) – BD (Becton, Dickinson and Company) (NYSE:BDX), a leading global technology company, today announced the appointment of Christopher Reidy as Chief Financial Officer and Executive Vice President of Administration, effective July 15, 2013. Mr. Reidy will report to Vincent A. Forlenza, Chairman, Chief Executive Officer and President.

Mr. Reidy, 55, will be responsible for executive management and oversight of BD’s global financial operations and shared services, as well as oversight of Information Technology after a transition period. He joins BD from ADP Corporation, where he served as Corporate Vice President and CFO for six years. Prior to ADP, Mr. Reidy’s more than 30 years of experience includes serving as CFO at NBA Properties, Inc.; Vice President, Controller & Chief Accounting Officer and division CFO roles at AT&T Corporation; and Audit Partner at Deloitte & Touche.

“It is a pleasure to welcome Chris to our executive management team,” said Mr. Forlenza. “He possesses significant financial and operational expertise, complemented by strategic and execution skills. He is well positioned to help drive BD’s strategy of accelerating growth through innovation, geographic expansion and operating effectiveness to create value for our customers and shareholders.”

Mr. Reidy, a Certified Public Accountant, earned his MBA from Harvard University and his B.S. in accounting from St. Francis College.

Suketu (“Suky”) Upadhyay, who has been serving as Acting Chief Financial Officer since November 2012, will have expanded responsibilities across BD’s finance organization and will serve as the Company’s principal accounting officer in his new role as Senior Vice President, Finance, also effective July 15, 2013.

About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs nearly 30,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

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